Exhibit 99.1

Blue Ridge Bankshares, Inc. Releases 2019 4th Quarter and Year End Results

Company Release – 2/10/20

CHARLOTTESVILLE, VA – Blue Ridge Bankshares, Inc. (NYSEAM: BRBS) (the “Company”), parent company of Blue Ridge Bank, N.A., announced today its unaudited financial results for the fourth quarter and year ended December 31, 2019. The Company reported net income of $4.8 million for the year ended December 31, 2019, or $1.16 per common share, compared to net income of $4.6 million, or $1.64 per common share, for the year ended December 31, 2018. The Company’s shares outstanding increased 2.8 million during 2019, 1.5 million from the common stock raise in early 2019 and an additional 1.3 million related to the acquisition of Virginia Community Bankshares, Inc. (“VCB”) in December 2019. Earnings for the fourth quarter ended December 31, 2019 were $745 thousand, or $0.15 per common share, compared to net income of $986 thousand, or $0.35 per common share, for the fourth quarter ended December 31, 2018. The Company declared a quarterly dividend of $0.1425 during the fourth quarter of 2019, an increase of 1.79% compared to the 2018 fourth quarter dividend of $0.1400 per share. The dividend yield is 2.69% based on the closing share price of $21.19 on February 7, 2020.

Selected Highlights:

Closing on Acquisition of VCB: The transaction closed on December 15, 2019.

Substantial Asset Growth: Total assets increased $421.7 million, or 78.2%, during 2019, with $178.9 million, or 33.2%, representing growth prior to the acquisition of VCB.

Strong Loan Growth: Total loans held for investment increased $232.0 million, or 56.0%, during 2019, with $59.1 million, or 14.3%, representing growth prior to the acquisition of VCB. Loans held for sale increased $26.4 million, or 90.4%, during 2019.

Considerable Deposit Growth: Total deposits increased $307.0 million, or 74.0%, during 2019, with $89.0 million, or 21.5%, representing growth prior to the acquisition of VCB.

“We ended the fourth quarter of 2019 on a momentous note, the closing on the acquisition of Virginia Community Bankshares, Inc.,” stated President and Chief Executive Officer Brian K. Plum. “The Company recently completed the core integration of VCB into Blue Ridge Bank at the end of January 2020 and has been focused on ensuring a smooth transition for the VCB customer base. We are excited to have this huge milestone completed and look forward to realizing the synergies from the combination of these two strong institutions in the coming quarters.”

Income Statement

Net interest income increased $4.1 million, or 23.6%, during the year ended December 31, 2019 compared to year ended December 31, 2018. During the fourth quarter of 2019, net interest income was $5.9 million compared to $4.8 million during the fourth quarter of 2018, an increase of $1.1 million, or 22.9%. Approximately $365 thousand of net interest income is related to the acquisition of VCB since the merger date.

The Company experienced significant growth in certain other income sources in 2019. Earnings on investment in bank owned life insurance increased $769 thousand, or 383.5%, primarily due to the recognition of life insurance proceeds of approximately $700 thousand. The combination of mortgage brokerage income and gain on sale of mortgages increased $7.2 million in 2019, or 99.0%, compared to 2018, and $1.1 million, or 44.6%, during the fourth quarter of 2019 compared to the fourth quarter of 2018. This increase is largely attributable to a steady growth in volume throughout 2019 due to the expansion of the Company’s mortgage division in the latter part of 2018. Approximately $438 thousand of net income for the year ended December 31, 2019 is attributable to the Company’s mortgage division compared to $404 thousand in 2018.

Salaries and employee benefit expenses increased $7.5 million, or 63.3%, for the year ended December 31, 2019. This increase is primarily attributable to the expansion of the mortgage division as well as building the Company’s infrastructure to support continued growth. Salaries and employee benefits for the fourth quarter of 2019 were $5.2 million compared to $3.7 million in the fourth quarter of 2018, an increase of $1.5 million, or 39.7%.

Occupancy expenses increased $923 thousand, or 57.2%, for the year ended December 31, 2019 compared to 2018. Occupancy expenses were $670 thousand for the fourth quarter of 2019 compared to $498 thousand during the fourth quarter of 2018, an increase of $172 thousand, or 34.6%. This increase is attributable to more leased locations to support the Company’s growth. The Company did not pick up any additional leases of significance with the acquisition of VCB, as most of the locations were owned instead of leased.

Data processing costs increased by $792 thousand, or 71.3%, for the year ended December 31, 2019 compared to 2018. Included in this increase were one-time costs associated with the core system integration related to the acquisition of VCB in the amount of $368 thousand. Data processing costs for the fourth quarter of 2019 were $833 thousand compared to $308 thousand in the fourth quarter of 2018, an increase of $526 thousand, or 170.9%.

Other contractual services increased $1.4 million, or 253.7%, for the year ended December 31, 2019 compared to 2018. Almost all of this increase was attributable to costs related to the acquisition of VCB, which totaled $1.3 million in this category. Other contractual services for the fourth quarter 2019 were $825 thousand compared to $102 thousand in the fourth quarter of 2018, an increase of $723 thousand, or 707.9%.

Asset Quality

The Company’s provision for loan losses amounted to $1.7 million in 2019 compared to $1.2 million in 2018. For the fourth quarter ended December 31, 2019, the Company added $277 thousand compared to $585 thousand in the fourth quarter of 2018. The Company’s allowance provision does not consider the VCB loan portfolio as those loans were appropriately marked in accordance with U.S. generally accepted accounting principles (“GAAP”) as part of the purchase accounting for the merger. Nonperforming loans and loans 90 days or more past due totaled $6.9 million, which includes VCB loans of $1.1 million, at December 31, 2019. This same category of loans totaled $7.7 million at December 31, 2018. The Company had no other real estate owned balances at December 31, 2019 and a balance of $134 thousand at December 31, 2018.

Financial Highlights (Unaudited)	Three Months Ended		Twelve Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
(Dollars in thousands, except per share data)
Net income	$745	$986	$4,816	$4,573
Net income available to common stockholders	$742	$980	$4,792	$4,559
Earnings per Common Share	$0.15	$0.35	$1.16	$1.64
Dividend per Common Share	$0.1425	$0.1400	$0.5700	$0.5400

Key Ratios
Total stockholders’ equity to assets	9.63%	7.34%	9.63%	7.34%
Common stockholders’ equity to assets	9.60%	7.30%	9.60%	7.30%
Tangible common equity to tangible assets (1)	7.20%	6.61%	7.20%	6.61%
Net Interest Margin (bank level)	3.77%	4.05%	3.62%	4.06%
Return on Average Assets	0.40%	0.82%	0.64%	0.95%
Return on Average Equity	4.51%	10.37%	7.29%	12.02%

	Balance At
	12/31/2019	12/31/2018
Total assets	$961,263	$539,590
Total tangible assets (1)	$936,353	$535,582
Net loans held for investment	$642,261	$411,288
Deposits	$722,029	$415,027
Total stockholders’ equity	$92,549	$39,620
Common stockholders’ equity	$92,325	$39,407
Tangible common equity (1)	$67,415	$35,400
Book value per common share	$16.32	$14.11
Tangible book value per common share (1)	$11.91	$12.68
Number of common stock shares outstanding	5,658,585	2,792,885
Number of weighted average common shares Outstanding	4,146,980	2,779,090

(1)	Non-GAAP financial measure. See GAAP to non-GAAP financial measure reconciliation at the end of this release.

Reconciliation of Non-GAAP Disclosures (Unaudited):

	2019	2018
Tangible Common Equity:
Common equity (GAAP)	$92,325	$39,407
Less: Goodwill and Amortizable Intangibles	(24,910)	(4,007)

Tangible Common equity (non-GAAP)	$67,415	$35,400

Tangible Assets:
Assets (GAAP)	$961,263	$539,589
Less: Goodwill and Amortizable Intangibles	(24,910)	(4,007)

Tangible assets (non-GAAP)	$936,353	$535,582

Tangible Common Equity Ratio:
Total equity to assets (GAAP)	9.60%	7.30%
Tangible common equity to tangible assets (non-GAAP)	7.20%	6.61%

	2019	2018
Tangible Book Value Per Share:
Common equity (GAAP)	$92,325	$39,407
Less: Goodwill and Amortizable Intangibles	(24,910)	(4,007)

Tangible Common equity (non-GAAP)	$67,415	$35,400

Total Shares Outstanding	5,658,585	2,792,885

Book Value per Share (GAAP)	$16.32	$14.11
Tangible Book Value per Share (non-GAAP)	$11.91	$12.68

About Blue Ridge Bankshares, Inc.

Blue Ridge Bankshares, Inc. is a multi-state bank holding company headquartered in Charlottesville, Va. The Company is the parent company of Blue Ridge Bank, N.A., a client-centered financial services company offering commercial banking services throughout Virginia and North Carolina. The bank offers mortgage services across the Mid-Atlantic and Southeast. The bank also offers small business payroll services through Moneywise Payroll Solutions, qualified intermediary services through Exchangers, Ltd., and insurance services through Hammond Insurance Agency. Visit www.mybrb.com for more information.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to GAAP and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company. Forward-looking statements are typically identified by words such as “believe,” “expect”, “anticipate”, “intend”, “target”, “estimate”, “continue”, “positions”, “prospects”, “potential”, “would”, “should”, “could”, “will” or “may”. These statements include, without limitation, the

Company’s expectations regarding its future financial performance. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, and these statements may not be realized. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the businesses of the Company and/or VCB may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the VCB merger may not be fully realized or realized within the expected timeframe; (3) revenues following the VCB merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the VCB merger; (5) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (6) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in the Company’s market areas; (7) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (8) accounting principles, policies, and guidelines; and (9) other risk factors detailed from time to time in filings made by the Company with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Amanda G. Story, Chief Financial Officer

540-843-5208

astory@mybrb.com

SOURCE: Blue Ridge Bankshares, Inc.

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	December 31,	December 31,
	2019	2018
ASSETS

Cash and due from banks	$60,026,071	$15,025,651
Federal funds sold	480,000	546,000
Investment securities	128,896,819	58,750,128
Loans held for sale	55,646,215	29,233,325
Loans held for investment	646,833,864	414,867,966
Allowance for loan losses	(4,572,371)	(3,579,716)

Net Loans Held for Investment	642,261,493	411,288,250
Bank premises and equipment, net	13,650,556	3,343,030
Bank owned life insurance	14,734,261	8,454,893
Goodwill	21,192,137	2,694,164
Other assets	24,375,576	10,254,083

Total Assets	$961,263,128	$539,589,524

LIABILITIES

Deposits	$722,028,934	$415,026,585
Other borrowed funds	124,800,000	73,100,000
Subordinated debt, net of issuance costs	9,800,434	9,766,554
Other liabilities	12,084,640	2,076,246

Total liabilities	868,714,008	499,969,385

STOCKHOLDERS’ EQUITY

Common stock and surplus	66,456,282	16,703,995
Retained earnings	25,639,501	23,321,026
Accumulated other comprehensive income	229,051	(617,926)

Total Stockholders’ Equity	92,324,834	39,407,095
Noncontrolling interest	224,286	213,044

Total Equity	92,549,120	39,620,139

Total Liabilities and Equity	$961,263,128	$539,589,524

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED INCOME STATEMENTS

	(Unaudited)	(Audited)
	Year	Year
	Ended	Ended
	December 31, 2019	December 31, 2018
Interest Income	$30,887,722	$22,436,561
Interest Expense	9,519,618	5,151,805

Net Interest Income	21,368,104	17,284,756

Provision For Loan Losses	1,742,248	1,225,000

Net Interest Income after Provision for Loan Losses	19,625,856	16,059,756

Other Income	19,435,396	10,122,671
Other Expenses	32,854,400	20,462,573

Income Before Income Taxes	6,206,852	5,719,854

Income Tax Expense	1,390,850	1,147,145

Net Income	4,816,002	4,572,709
Net Income attributable to noncontrolling interest	(24,242)	(13,440)

Net Income attributable to Blue Ridge Bankshares, Inc.	$4,791,760	$4,559,269

Net Income Available to Common Stockholders	$4,791,760	$4,559,269

Earnings per Share	$1.16	$1.64

Weighted Average Shares Outstanding	4,146,980	2,779,090

BLUE RIDGE BANKSHARES, INC.

CONSOLIDATED INCOME STATEMENTS

	(Unaudited)	(Unaudited)
	Three Months	Three Months
	Ended	Ended
	December 31, 2019	December 31, 2018
Interest Income	$8,457,264	$6,373,548
Interest Expense	2,576,547	1,587,961

Net Interest Income	5,880,717	4,785,587

Provision For Loan Losses	277,248	585,000

Net Interest Income after Provision for Loan Losses	5,603,469	4,200,587

Other Income	5,180,280	3,114,018
Other Expenses	9,636,938	6,125,593

Income Before Income Taxes	1,146,811	1,189,012

Income Tax Expense	401,554	203,399

Net Income	745,257	985,613
Net Income attributable to noncontrolling interest	(2,991)	(5,828)

Net Income attributable to Blue Ridge Bankshares, Inc.	$742,266	$979,785

Net Income Available to Common Stockholders	$742,266	$979,785

Earnings per Share	$0.15	$0.35

Weighted Average Shares Outstanding	4,588,271	2,795,303